Exhibit 10.11

April 1, 2025

Sanjay Beri

[***]

[***]

Netskope, Inc.

2445 Augustine Dr, 3rd Floor

Santa Clara, CA 95054

Re: Confirmatory Employment Letter

Dear Sanjay:

This letter agreement (the “Agreement”) is entered into between the undersigned (“you”) and Netskope, Inc. (the “Company” or “we”). This Agreement is effective as of the date you sign it, as indicated below (the “Effective Date”). The purpose of this Agreement is to confirm the current terms and conditions of your employment.

1.
Position. Your position will continue to be Chief Executive Officer, and you will continue to report to the Company’s Board of Directors (the “Board”). This is a full-time position. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) for any direct or indirect remuneration without the prior written approval of the Board. By signing this Agreement, you reconfirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.
Base Salary. Your current annual base salary is $550,000 which will be payable, less applicable withholdings and deductions, in accordance with the Company’s normal payroll practices. Your annual base salary will be subject to review and adjustment based upon the Company’s normal performance review practices.
3.
Bonus. You are eligible to earn an annual cash bonus with a target value of 70% of your annual base salary, based on achieving performance objectives established by the Board or an authorized committee thereof (the “Committee”) in its sole discretion and payable upon achievement of those objectives as determined by the Committee. If any portion of such bonus is earned, it will be paid when practicable after the Committee determines it has been earned, subject to you remaining employed with the Company through the applicable payment date. Your annual bonus opportunity will be subject to review and adjustment based upon the Company’s normal performance review practices.
4.
Equity Awards. You will be eligible to receive awards of restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Committee will determine in its discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.
5.
Employee Benefits. As a regular full-time employee of the Company, you will continue to be eligible to participate in Company-sponsored benefits in accordance with the terms of the Company’s policies and benefits plans. With the exception of the Company’s at-will employment policy, discussed below, the Company may, from time to time, in its sole discretion, modify or eliminate its policies and/or benefits offered to employees.
6.
Severance. You are eligible to participate in the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”) pursuant to the Participation Agreement under the Severance Plan attached hereto as Appendix A. The Participation Agreement specifies the severance payments and benefits you could be eligible to receive in connection with certain terminations of your employment with the Company, subject to the terms and conditions of the Severance Plan (including your execution of a release of claims agreement in a form provided by the Company). These protections will supersede all other severance payments and benefits you would otherwise currently be eligible for, or would become eligible for in the future, under any plan, program or policy that the Company may have in effect from time to time.
7.
Employee Proprietary Agreements. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, in order to accept this Agreement, you must concurrently enter into a Proprietary Information and Inventions Agreement with the Company in the form attached hereto as Appendix B (the “Proprietary Agreement”). The Proprietary Agreement also requires you to arbitrate claims and disputes with the Company, and waive your right to sue in court as to such claims and disputes, as set forth in the Confidentiality Agreement.
8.
Employment Relationship. Employment with the Company will continue to be for no specific period of time. Your employment with the Company will continue to be “at-will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized member of the Board (other than you).
9.
Governing Law; Venue. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto shall be governed by and construed in accordance with the domestic laws of the U.S. state in which you perform the majority of your employment services for the Company (the “Primary State of Employment”), without giving effect to any choice of law or conflict of law provision or rule (whether of the applicable Primary State of Employment or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Primary State of Employment. Any lawsuit arising out of or in any way related to this Agreement to the Parties’ relationship hereunder shall be brought only in those state or federal courts having jurisdiction over actions arising in Santa Clara County in the State of California.
10.
Miscellaneous. This Agreement, the Severance Plan, the Participation Agreement, and the Proprietary Agreement constitute the entire agreement between you and the Company regarding the subject matters discussed, and they supersede all prior negotiations, representations or agreements between you and the Company. This Agreement may only be modified by a written agreement signed by you and a duly authorized member of the Board (other than you).

To confirm the current terms and conditions of your employment, please sign and date in the spaces indicated and return this Agreement to the Company.

Sincerely,

Netskope, Inc.

By:	/s/ James Bushnell
James Bushnell
General Counsel

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth herein and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Sanjay Beri
Sanjay Beri

Date:	April 5, 2025

Appendix A

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

PARTICIPATION AGREEMENT

Appendix B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT